CB&M

                      COUNCILOR, BUCHANAN & MITCHELL, P.C.
                                CERTIFIED PUBLIC
                                   ACCOUNTANTS
                                   SINCE 1921

                                 March 29, 2000

United  States  Securities  and  Exchange  Commission
Washington,  D.C.  20549

Dear  Sirs:

We are in agreement with the following statements made on the Current Report on Form 8-K dated February 22, 2000 filed by GlobalNetCare, Inc.

There were no disagreements with GlobalNetCare, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure. We are under the understanding that the decision to change the auditors was based on the proximity of the successor auditor to GlobalNetCare, Inc.

Sincerely,

COUNCILOR,  BUCHANAN  &  MITCHELL,  P.C.

/s/  Peter  B.  Riley

Peter  B.  Riley,  CPA
Vice  President

PBR:ded
Enclosure